CONTACT:
David W. Fry
Executive Vice President, Treasurer and Chief Financial Officer
Flushing Financial Corporation
(718) 961-5400

FOR IMMEDIATE RELEASE

FLUSHING FINANCIAL CORPORATION REPORTS
2008 THIRD QUARTER AND NINE MONTHS ENDED RESULTS

LAKE SUCCESS, NY – October 28, 2008 - Flushing Financial Corporation (the “Company”) (Nasdaq-GS: FFIC), the parent holding company for Flushing Savings Bank, FSB (the “Bank”), today announced its financial results for the three and nine months ended September 30, 2008.

Core earnings, which exclude certain non-operating items, was $5.1 million, or $0.25 per diluted share, for the third quarter of 2008, a decrease of $0.1 million, or $0.02 per diluted share, from the $5.3 million, or $0.27 per diluted share, for the third quarter of 2007.

Core earnings during the nine months ended September 30, 2008 was $18.5 million, or $0.92 per diluted share, an increase of $3.2 million, or $0.15 per diluted share from the $15.4 million, or $0.77 per diluted share, for the nine months ended September 30, 2007.

Net income for the three months ended September 30, 2008 includes two significant non-cash, non-operating items: an after-tax charge of $14.7 million to reduce the carrying amount of the Company’s investments in preferred stocks of Freddie Mac and Fannie Mae and an after-tax net gain of $11.5 million recorded for the change in fair value of financial assets and financial liabilities carried at fair value under Statement of Financial Accounting Standards (“SFAS”) No. 159.

The charge for the investments in Freddie Mac and Fannie Mae preferred stocks is an other-than-temporary impairment, non-cash, after-tax charge (“OTTI”) to reduce the carrying amount of these investments to the securities market value of $1.9 million at September 30, 2008. This charge was recorded during the three months ended September 30, 2008. The effect of this OTTI on diluted earnings per share was $0.72 and $0.73 for the three- and nine-month periods ended September 30, 2008, respectively. The preferred stocks are held in the Company’s available-for-sale portfolio. Prior to recording this OTTI, the impairment was recorded as an unrealized mark-to-market loss on securities available-for-sale, and had been reflected as a reduction to stockholders’ equity through other comprehensive income.

The three- and nine-month periods ended September 30, 2008 also include non-cash, after-tax net gains of $11.5 million and $10.4 million, respectively, that were recorded for the change in fair value of financial assets and financial liabilities carried at fair value under SFAS No. 159. The effect of the net gains on diluted earnings per share was $0.57 and $0.51 for the three- and nine-month periods ended September 30, 2008, respectively. The net gain recorded in the three-month period ended September 30, 2008 was primarily the result of widening credit spreads in credit markets on trust preferred securities and the related junior subordinated debentures. The Company issued junior subordinated debentures with a face value of $61.9 million during 2007, and elected to measure them at fair value under SFAS No. 159. Recent issuances of these types of financial instruments had a significantly higher interest cost due to widening spreads against the indexes for which the interest rate is referenced. The debentures issued by the Company have a spread to their index of approximately 142 basis points. As a result of the widening spreads, the Company recorded a gain during the three-month period ended September 30, 2008 on its junior subordinated debentures carried under the fair value option.

Net income was $2.1 million for the third quarter ended September 30, 2008, a decrease of $3.6 million, or 62.8%, from the $5.7 million earned in the third quarter of 2007. Diluted earnings per share for the third quarter of 2008 was $0.11, a decrease of $0.18, or 62.1%, from the $0.29 earned in the comparable quarter a year ago.

Net income for the nine months ended September 30, 2008 was $15.8 million, a decrease of $0.1 million, or 0.7%, from the $15.9 million earned in the comparable 2007 period. Diluted earnings per share for the nine months ended September 30, 2008 was $0.78, a decrease of $0.02, or 2.5%, from the $0.80 earned in the comparable 2007 period.

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Flushing Financial Corporation
October 28, 2008
Page Two

Core earnings and net income both reflect a provision for loan losses of $3.0 million recorded in the third quarter of 2008. During the third quarter of 2008, the Bank experienced an increase in non-performing loans of $10.6 million to $18.5 million at September 30, 2008. The increase in the provision for loan losses recorded during the three months ended September 30, 2008 was determined necessary by management as a result of the regular quarterly analysis of the allowance for loan losses.

For a reconciliation of core earnings and core earnings per share to generally accepted accounting principles (“GAAP”) net income and GAAP earnings per share, please refer to the tables in the section titled “Reconciliation of GAAP and Core Earnings”.

John R. Buran, President and Chief Executive Officer, stated: “This has been a challenging time for the banking industry and the economy as a whole. During the third quarter of 2008 we recorded two large non-cash, non-operating adjustments which were the direct result of the turbulence seen in the financial markets, a $14.7 million OTTI on Freddie Mac and Fannie Mae preferred securities, and an $11.5 million net after-tax gain on financial assets and financial liabilities carried at fair value under SFAS No. 159. Despite the turmoil in the markets, our net interest margin for the three and nine months ended September 30, 2008 has improved over the prior year comparable periods by 23 basis points and 12 basis points, respectively. This resulted in increases in net interest income of $4.8 million and $12.2 million for the three and nine months ended September 30, 2008, respectively, compared to the comparable prior year periods. However, we did see a decline in core earnings for the third quarter of 2008 from that reported for the second quarter of 2008 and the comparable prior year period. This decline is primarily related to the additional provision for loan losses recorded in the third quarter of 2008 and the loss of dividend income on our investment in Freddie Mac preferred stock.

“During the third quarter of 2008 we recorded a provision for loan losses of $3.0 million, a $2.7 million increase from the second quarter of 2008, as the Bank’s non-performing loans increased $10.6 million to $18.5 million at September 30, 2008. The increase in non-performing loans during the third quarter of 2008 is primarily attributed to multi-family residential and one-to-four family mixed use property mortgage loans. All but two of the non-performing loans have an outstanding principal balance of less than $1.0 million, with the largest non-performing loan being $1.2 million. The collateral for these loans is primarily properties located in the New York City metropolitan market, which have seen relatively stable market values over the past couple of years. Historically, we have not incurred losses on these types of loans, primarily due to our conservative underwriting standards that include, among other things, a loan to value ratio of 75% or less and a debt coverage ratio of at least 125%. As of September 30, 2008, using the current principal balance and the appraised value at time of origination, the average loan to value ratio for the non-performing mortgage loans was less than 60%. However, given the increase in non-performing loans and current economic uncertainties, we deemed it necessary to record an additional provision for loan losses in the third quarter of 2008. It should be noted that the Bank does not originate or hold in portfolio sub-prime loans. Although our non-performing loans have increased, our ratio of non-performing loans to gross loans remains at a very manageable level of 64 basis points.

“We have taken a proactive approach to managing delinquent loans, including conducting site examinations and encouraging borrowers to meet with a Bank representative. When deemed appropriate, we have been developing short-term payment plans that enable borrowers to bring their loans current, generally within six months. As a result, charge-offs for the nine months ended September 30, 2008 remained low at 2 basis points of average loans.

“Our cost of funds continued to decline in the third quarter of 2008, although it has improved at a slower pace than last quarter, primarily due to the residual effect of the Federal Open Market Committee (“FOMC”) rate reductions, which lowered the overnight rate 225 basis points during the nine months ended 2008 to 2.00% as of September 30, 2008. These rate reductions, combined with a decrease in rate-based deposit competition in the New York Market, translated into a reduction in our funding costs as we took advantage of several funding sources, mixing rate reductions with duration increases. As a result, we were able to reduce our cost of funds to 3.92% for the third quarter of 2008, a decline of 62 basis points from the fourth quarter of 2007.

“As we continue to grow the balance sheet, we are mindful of our capital requirements. The Bank continues to be well-capitalized under regulatory requirements, with tangible and risk-weighted capital ratios of 6.87% and 10.87%, respectively, at September 30, 2008.

“We are reviewing the U.S. Treasury’s capital purchase program, under which the U.S. Treasury may purchase qualifying capital in U.S. banking organization, including the Company. Under this program, we are eligible to submit an application for between $23 million and $69 million. At this time, we have not reached a decision on whether we will submit an application under this program.”

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Flushing Financial Corporation
October 28, 2008
Page Three

Earnings Summary - Three Months Ended September 30, 2008

For the three months ended September 30, 2008, net interest income was $22.1 million, an increase of $4.8 million, or 27.7%, from $17.3 million for the three months ended September 30, 2007. The increase in net interest income is attributed to an increase in the average balance of interest-earning assets of $479.6 million, to $3,409.4 million for the quarter ended September 30, 2008, combined with an increase in the net interest spread of 29 basis points to 2.44% for the quarter ended September 30, 2008 from 2.15% for the comparable period in 2007. The yield on interest-earning assets decreased 33 basis points to 6.36% for the three months ended September 30, 2008 from 6.69% in the three months ended September 30, 2007. However, this was more than offset by a decline in the cost of funds of 62 basis points to 3.92% for the three months ended September 30, 2008 from 4.54% for the comparable prior year period. The net interest margin improved 23 basis points to 2.60% for the three months ended September 30, 2008 from 2.37% for the three months ended September 30, 2007. Excluding prepayment penalty income, the net interest margin would have been 2.48% and 2.25% for the three month periods ended September 30, 2008 and 2007, respectively.

The decline in the yield of interest-earning assets was primarily due to a 27 basis point reduction in the yield of the loan portfolio combined with a $197.8 million increase in the average balance of the securities portfolio, which has a lower yield than total interest-earning assets. The 27 basis point decline in the yield of the loan portfolio to 6.63% for the three months ended September 30, 2008 from 6.90% for the three months ended September 30, 2007, was primarily the result of adjustable rate loans adjusting down, as rates have declined throughout 2008. The yield on mortgage loans was positively impacted by the average rate on mortgage loans originated during the past twelve months being higher than the average rate of both the existing loan portfolio and mortgage loans which were paid-in-full during the period. The yield on the mortgage loan portfolio declined 22 basis points to 6.64% for the three months ended September 30, 2008 from 6.86% for the three months ended September 30, 2007. The yield on the mortgage loan portfolio, excluding prepayment penalty income, declined 22 basis points to 6.50% for the three months ended September 30, 2008 from 6.72% for the three months ended September 30, 2007. The decline in the yield of interest-earning assets was partially offset by an increase of $282.1 million in the average balance of the loan portfolio to $2,880.5 million for the three months ended September 30, 2008.

The decrease in the cost of interest-bearing liabilities is primarily attributed to the FOMC lowering the overnight interest rate to 2.00% as of September 30, 2008. Certificates of deposit, money market accounts and saving accounts decreased 72 basis points, 131 basis points and 55 basis points respectively, for the three months ended September 30, 2008 compared to the three months ended September 30, 2007. NOW accounts increased 83 basis points for the three months ended September 30, 2008 compared to the three months ended September 30, 2007. This increase in the average cost of NOW accounts is due to the introduction and promotion of new products which, although carrying a higher rate than other products in these types of accounts, had a lower rate during the quarter ended September 30, 2008 than the average cost of deposits. This resulted in a decrease in the cost of due to depositors of 80 basis points to 3.56% for the three months ended September 30, 2008 compared to the three months ended September 30, 2007. The cost of borrowed funds also declined 37 basis points to 4.71% for the three months ended September 30, 2008 compared to the three months ended September 30, 2007. The average balance of the higher-costing certificates of deposit and borrowed funds increased $90.2 million and $237.3 million, respectively, for the quarter ended September 30, 2008 compared to the prior year period. In addition, the combined average balances of lower-costing savings, money market and NOW accounts increased a total of $155.0 million for the quarter ended September 30, 2008 compared to the prior year period.

The net interest margin for the three months ended September 30, 2008 decreased seven basis points to 2.60% from 2.67% for the quarter ended June 30, 2008. The yield on interest-earning assets decreased eight basis points during the quarter, while the cost of interest-bearing liabilities decreased three basis points. Excluding prepayment penalty income, the net interest margin would have been 2.48% for the quarter ended September 30, 2008, a decrease of nine basis points from 2.57% for the quarter ended June 30, 2008.

A provision for loan losses of $3.0 million was recorded for the three months ended September 30, 2008, a $2.7 million increase from $0.3 million that was recorded in each of the first and second quarters of 2008. The Company did not record a provision for loan losses for the three months ended September 30, 2007. The increase in non-performing loans during the third quarter of 2008 is primarily attributed to multi-family residential and one-to-four family mixed use property mortgage loans. The collateral for these loans is primarily properties located in the New York City metropolitan market, which have seen relatively stable market values over the past couple of years. Historically, the Bank has not incurred losses on these types of loans, primarily due to conservative underwriting standards that include, among other things, a loan to value ratio of 75% or less and a debt coverage ratio of at least 125%. However, given the increase in non-performing loans and current economic uncertainties, management, as a result of the regular quarterly analysis of the allowance for loans losses, deemed it necessary to record an additional provision for possible loan losses in the third quarter of 2008.

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Flushing Financial Corporation
October 28, 2008
Page Four

Non-interest income for the three months ended September 30, 2008 decreased by $6.5 million to a loss of $2.7 million from income of $3.8 million for the three months ended September 30, 2007. Increases of $0.1 million in income from Bank Owned Life Insurance (“BOLI”) and a $19.8 million improvement in the net gain attributed to changes in fair value of financial assets and financial liabilities carried at fair value under SFAS No. 159 was more than offset by the other-than-temporary impairment charge of $26.3 million recorded to reduce the carrying value of the Company’s investments in Freddie Mac and Fannie Mae preferred stocks to their market value in the third quarter of 2008.

Non-interest expense was $13.6 million for the three months ended September 30, 2008, an increase of $1.5 million, or 12.5%, from $12.1 million for the three months ended September 30, 2007. The increase from the comparable prior year period is primarily attributed to increases of: $0.8 million in employee salary and benefit expenses, $0.3 million in professional services, $0.1 million in data processing expenses, and $0.2 million in other operating expenses, each of which is primarily attributed to the growth of the Bank over the past twelve months. The efficiency ratio was 62.2% and 59.5% for the three month periods ended September 30, 2008 and 2007, respectively.

Net income for the three months ended September 30, 2008 was $2.1 million, a decrease of $3.6 million or 62.8%, as compared to $5.7 million for the three months ended September 30, 2007. Diluted earnings per share was $0.11 for the three months ended September 30, 2008, a decrease of $0.18, or 62.1%, from $0.29 for the three months ended September 30, 2007.

Return on average equity was 3.7% for the three months ended September 30, 2008 compared to 10.3% for the three months ended September 30, 2007. Return on average assets was 0.2% for the three months ended September 30, 2008 compared to 0.7% for the three months ended September 30, 2007.

Earnings Summary - Nine months Ended September 30, 2008

For the nine months ended September 30, 2008, net interest income was $64.9 million, an increase of $12.2 million, or 23.2%, from $52.7 million for the nine months ended September 30, 2007. The increase in net interest income is attributed to an increase in the average balance of interest-earning assets of $494.3 million, to $3,311.5 million for the nine months ended September 30, 2008, combined with an increase in the net interest spread of 16 basis points to 2.44% for the nine months ended September 30, 2008 from 2.28% for the comparable period in 2007. The yield on interest-earning assets decreased 20 basis points to 6.48% for the nine months ended September 30, 2008 from 6.68% for the nine months ended September 30, 2007. However, this was more than offset by a decline in the cost of funds of 36 basis points to 4.04% for the nine months ended September 30, 2008 from 4.40% for the comparable prior year period. The net interest margin improved 12 basis points to 2.61% for the nine months ended September 30, 2008 from 2.49% for the nine months ended September 30, 2007. Excluding prepayment penalty income, the net interest margin would have been 2.50% and 2.36% for the nine month periods ended September 30, 2008 and 2007, respectively.

The decline in the yield of interest-earning assets was primarily due to a 17 basis point reduction in the yield of the loan portfolio combined with a $167.5 million increase in the combined average balances of the lower yielding securities portfolio and interest-earning deposits, with each having a lower yield than the average yield of total interest-earning assets. The 17 basis point reduction in the yield of the loan portfolio to 6.74% for the nine months ended September 30, 2008 from 6.91% for the nine months ended September 30, 2007 was primarily the result of adjustable rate loans adjusting down, as rates have declined throughout 2008. The yield was positively impacted by the average rate on mortgage loans originated during the past twelve months being higher than the average rate of both the existing loan portfolio and mortgage loans which were paid-in-full during the period. The yield on the mortgage loan portfolio declined 14 basis points to 6.74% for the nine months ended September 30, 2008 from 6.88% for the nine months ended September 30, 2007. The yield on the mortgage loan portfolio, excluding prepayment penalty income, declined 12 basis points to 6.60% for the nine months ended September 30, 2008 from 6.72% for the nine months ended September 30, 2007. The decline in the yield of interest-earning assets was partially offset by an increase of $326.8 million in the average balance of the loan portfolio to $2,813.1 million for the nine months ended September 30, 2008.

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Flushing Financial Corporation
October 28, 2008
Page Five

The decrease in the cost of interest-bearing liabilities is primarily attributed to the FOMC lowering the overnight interest rate to 2.00% as of September 30, 2008. Certificates of deposit, money market accounts and saving accounts decreased 40 basis points, 90 basis points and 11 basis points respectively, for the nine months ended September 30, 2008 compared to the nine months ended September 30, 2007. NOW accounts increased 112 basis points for the nine months ended September 30, 2008 compared to the nine months ended September 30, 2007 due to the introduction and promotion of new products which, although carry a higher rate than other products in these types of accounts, had a lower rate during the nine months ended September 30, 2008 than the average cost of deposits. This resulted in a decrease in the cost of due to depositors of 47 basis points to 3.74% for the nine months ended September 30, 2008 compared to 4.21% for the nine months ended September 30, 2007. The cost of borrowed funds also decreased 27 basis points to 4.70% for the nine months ended September 30, 2008 compared to 4.97% for the nine months ended September 30, 2007. The average balance of higher-costing certificates of deposit and borrowed funds increased $69.4 million and $261.5 million, respectively, for the nine months ended September 30, 2008 compared to the prior year period. In addition, the combined average balances of lower-costing savings, money market and NOW accounts increased a total of $162.1 million for the nine months ended September 30, 2008 compared to the prior year period.

A provision for loan losses of $3.6 million was recorded for the nine months ended September 30, 2008. The Company did not record a provision for loan losses for the nine months ended September 30, 2007. The increase in non-performing loans during the third quarter of 2008 is primarily attributed to multi-family residential and one-to-four family mixed use property mortgage loans. The collateral for these loans is primarily properties located in the New York City metropolitan market, which have seen relatively stable market values over the past couple of years. Historically, the Bank has not incurred losses on these types of loans, primarily due to conservative underwriting standards that include, among other things, a loan to value ratio of 75% or less and a debt coverage ratio of at least 125%. However, given the increase in non-performing loans and current economic uncertainties, management, as a result of the regular quarterly analysis of the allowance for loans losses, deemed it necessary to record an additional provision for possible loan losses for the nine months ended September 30, 2008.

Non-interest income for the nine months ended September 30, 2008 decreased by $6.1 million, or 60.2%, to $4.1 million from $10.2 million for the nine months ended September 30, 2007. Increases of $17.7 million in the net gain attributed to changes in fair value of financial assets and financial liabilities carried at fair value under SFAS No. 159, $0.5 million in dividends received from FHLB-NY stock, and $0.4 million in income from BOLI were more than offset by the other-than-temporary impairment charge of $26.3 million recorded to reduce the carrying value of the Company’s investments in Freddie Mac and Fannie Mae preferred stocks to their market value in the third quarter of 2008 and a $0.4 million decline in loan fee income. The nine months ended September 30, 2008 includes income of $2.4 million representing a partial recovery of a loss sustained in 2002 on a WorldCom, Inc. senior note. This amount was received as a result of a class action litigation settlement.

Non-interest expense was $41.2 million for the nine months ended September 30, 2008, an increase of $3.2 million, or 8.6%, from $37.9 million for the nine months ended September 30, 2007. The increase from the comparable prior year period is primarily attributed to increases of: $1.7 million in employee salary and benefits, $0.7 million in professional services, $0.4 million in data processing expense, and $0.4 million in other operating expense each of which is primarily attributed to the growth of the Bank over the past twelve months. The efficiency ratio was 58.5% and 61.2% for the nine month periods ended September 30, 2008 and 2007, respectively.

Net income for the nine months ended September 30, 2008 was $15.8 million, a decrease of $0.1 million or 0.7%, as compared to $15.9 million for the nine months ended September 30, 2007. Diluted earnings per share was $0.78 for the nine months ended September 30, 2008, a decrease of $0.02, or 2.5%, from $0.80 in the nine months ended September 30, 2007.

Return on average equity was 9.0% for the nine months ended September 30, 2008 compared to 9.7% for the nine months ended September 30, 2007. Return on average assets was 0.6% for the nine months ended September 30, 2008 compared to 0.7% for the nine months ended September 30, 2007.

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Flushing Financial Corporation
October 28, 2008
Page Six

Balance Sheet Summary

At September 30, 2008, total assets were $3,616.9 million, an increase of $262.4 million, or 7.8%, from $3,354.5 million at December 31, 2007. Total loans, net increased $195.0 million, or 7.2%, during the nine months ended September 30, 2008 to $2,897.1 million from $2,702.1 million at December 31, 2007. At September 30, 2008, loan applications in process totaled $274.1 million, compared to $218.7 million at September 30, 2007 and $201.0 million at December 31, 2007.

The following table shows loan originations and purchases for the periods indicated.

	For the three months ended September 30,		For the nine months ended September 30,

(In thousands)	2008	2007	2008	2007

Multi-family residential	$42,098	$53,632	$118,067	$167,231
Commercial real estate	29,881	36,607	122,792	137,313
One-to-four family – mixed-use property	33,922	37,421	105,824	129,155
One-to-four family – residential	15,229	9,570	109,075	27,108
Construction	6,801	12,397	24,909	37,773
Commercial business and other loans	14,010	32,404	48,364	80,697

Total	$141,941	$182,031	$529,031	$579,277

Loan purchases included in the table above totaled $65.3 million and $9.1 million for nine months ended September 30, 2008 and September 30, 2007, respectively. There were no loan purchases for the three month periods ended September 30, 2008 and September 30, 2007.

As the Bank continues to increase its loan portfolio, management continues to adhere to the Bank’s conservative underwriting standards. Although non-accrual loans have increased, the Bank has been able to minimize charge-offs of losses from impaired loans and maintain asset quality. Non-performing loans were $18.5 million at September 30, 2008 an increase of $12.6 million from $5.9 million at December 31, 2007, and an increase of $13.7 million from $4.8 million at September 30, 2007. Total non-performing assets as a percentage of total assets was 0.57% at September 30, 2008 compared to 0.18% at December 31, 2007 and 0.15% as of September 30, 2007. The ratio of allowance for loan losses to total non-performing loans was 52% at September 30, 2008, compared to 113% at December 31, 2007 and 141% at September 30, 2007.

During the nine months ended September 30, 2008, mortgage-backed securities increased $59.5 million to $422.2 million, while other securities decreased $14.5 million to $62.8 million. Mortgage-backed securities increased during the current year period to support the activities of Flushing Commercial Bank. During the nine months ended September 30, 2008, there were purchases of $209.7 million of mortgage-backed securities and sales of $87.5 million. During the third quarter of 2008 the Bank sold $82.5 million of Fannie Mae and Freddie Mac mortgaged-backed securities and used the proceeds to purchase Ginnie Mae mortgaged-backed securities. Under current regulatory capital requirements, Ginnie Mae securities have a lower risk-weighting rating factor than Fannie Mae and Freddie Mac securities. Therefore, this change of investments has the effect of increasing the Bank’s risk-weighted capital ratio. Other securities primarily consists of securities issued by government agencies and mutual or bond funds that invest in government and government agency securities.

Total liabilities were $3,384.6 million at September 30, 2008, an increase of $263.8 million, or 8.5%, from December 31, 2007. During the nine months ended September 30, 2008, due to depositors increased $233.0 million to $2,235.9 million, as a result of increases of $174.6 million in certificates of deposit and core deposits of $58.4 million. The increase in certificates of deposit is attributed to an increase in brokered deposits of $168.2 million, combined with an increase of $6.4 million in retail certificates of deposit. Borrowed funds increased $18.0 million to partially fund balance sheet growth. In addition, mortgagors’ escrow deposits increased $9.7 million during the nine months ended September 30, 2008.

Total stockholders’ equity decreased $1.4 million, or 0.6%, to $232.2 million at September 30, 2008 from $233.7 million at December 31, 2007. Net income of $15.8 million for the nine months ended September 30, 2008 was offset by a net after-tax decrease of $14.7 million on the market value of securities available for sale, $7.8 million of cash dividends declared and paid during the nine months ended September 30, 2008, and a $0.6 million after-tax charge as a result of the adoption of EITF Issue No. 06-4, which requires the accrual of the post-retirement cost of endorsement split-dollar life insurance arrangements with employees. The exercise of stock options increased stockholders’ equity by $2.9 million, including the income tax benefit realized by the Company upon the exercise of the options. Book value per share was $10.74 at September 30, 2008, compared to $10.96 per share at December 31, 2007 and $10.77 per share at September 30, 2007.

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Flushing Financial Corporation
October 28, 2008
Page Seven

The Company did not repurchase any shares during the quarter ended September 30, 2008 under its current stock repurchase program. At September 30, 2008, 362,050 shares remain to be repurchased under the current stock repurchase program.

Reconciliation of GAAP and Core Earnings

Although core earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that its core earnings are an important indication of performance through ongoing operations. The Company believes that core earnings are useful to management and investors in evaluating its ongoing operating performance, and in comparing its performance with other companies in the banking industry, particularly those that have not adopted SFAS No. 159. Core earnings should not be considered in isolation or as a substitute for GAAP earnings. During the periods presented the Company calculated core earnings by adding back or subtracting the fair value gain or loss recorded under SFAS No.159 and the income or expense of certain non-recurring items listed below.

	Three Months Ended			Nine Months Ended

	September 30, 2008	September 30, 2007	June 30 2008	September 30, 2008	September 30, 2007

	(In thousands, except per share data)

GAAP net income	$2,130	$5,727	$6,499	$15,780	$15,894
Net (gain) loss under SFAS No. 159, net of tax	(11,452)	(441)	189	(10,368)	(536)
Other-than-temporary impairment charge, net of tax	14,660	—	—	14,660	—
Net gain on sale of securities, net of tax	(197)	—	—	(197)	—
Partial recovery of WorldCom, Inc. loss, net of tax	5	—	—	(1,347)	—

Core net income	$5,146	$5,286	$6,688	$18,528	$15,358

GAAP diluted earnings per share	$0.11	$0.29	$0.32	$0.78	$0.80
Net (gain) loss under SFAS No. 159, net of tax	(0.57)	(0.02)	0.01	(0.51)	(0.03)
Other-than-temporary impairment charge, net of tax	0.72	—	—	0.73	—
Net gain on sale of securities, net of tax	(0.01)	—	—	(0.01)	—
Partial recovery of WorldCom, Inc. loss, net of tax	—	—	—	(0.07)	—

Core diluted earnings per share	$0.25	$0.27	$0.33	$0.92	$0.77

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Flushing Financial Corporation
October 28, 2008
Page Eight

About Flushing Financial Corporation

Flushing Financial Corporation is the parent holding company for Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the FDIC. The Bank serves consumers and businesses by offering a full complement of deposit, loan, and cash management services through its fourteen banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which enables the Bank to expand outside of its current geographic footprint. In 2007, the Bank established Flushing Commercial Bank, a wholly-owned subsidiary, to provide banking services to public entities including counties, towns, villages, school districts, libraries, fire districts and the various courts throughout the metropolitan area.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company’s website at http://www.flushingsavings.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential” or “continue” or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

- Statistical Tables Follow -

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Flushing Financial Corporation	October 28, 2008– Page Nine

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except per share data)	September 30, 2008	December 31, 2007

	(Unaudited)
ASSETS
Cash and due from banks	$30,528	$36,148
Securities available for sale:
Mortgage-backed securities	422,232	362,729
Other securities	62,830	77,371
Loans:
Multi-family residential	985,578	964,455
Commercial real estate	706,025	625,843
One-to-four family ― mixed-use property	751,145	686,921
One-to-four family ― residential	238,027	161,666
Co-operative apartments	6,624	7,070
Construction	105,443	119,745
Small Business Administration	19,413	18,922
Taxi medallion	12,388	68,250
Commercial business and other	65,084	41,796
Net unamortized premiums and unearned loan fees	16,908	14,083
Allowance for loan losses	(9,544)	(6,633)

Net loans	2,897,091	2,702,118
Interest and dividends receivable	17,412	15,768
Bank premises and equipment, net	22,894	23,936
Federal Home Loan Bank of New York stock	45,395	42,669
Bank owned life insurance	53,926	52,260
Goodwill	16,127	16,127
Core deposit intangible	2,459	2,810
Other assets	45,980	22,583

Total assets	$3,616,874	$3,354,519

LIABILITIES
Due to depositors:
Non-interest bearing	$71,527	$69,299
Interest-bearing:
Certificate of deposit accounts	1,341,984	1,167,399
Savings accounts	364,164	354,746
Money market accounts	290,521	340,694
NOW accounts	167,709	70,817

Total interest-bearing deposits	2,164,378	1,933,656
Mortgagors’ escrow deposits	32,183	22,492
Borrowed funds	1,090,595	1,072,551
Other liabilities	25,951	22,867

Total liabilities	3,384,634	3,120,865

STOCKHOLDERS’ EQUITY
Preferred stock ($0.01 par value; 5,000,000 shares authorized; none issued)	—	—
Common stock ($0.01 par value; 40,000,000 shares authorized; 21,625,709 shares and 21,321,564 shares issued at September 30, 2008 and December 31, 2007, respectively; 21,625,709 shares and 21,321,564 shares outstanding at September 30, 2008 and December 31, 2007, respectively)	216	213
Additional paid-in capital	80,176	74,861
Treasury stock (none at September 30, 2008 and December 31, 2007, respectively)	—	—
Unearned compensation	(1,502)	(2,110)
Retained earnings	168,906	161,598
Accumulated other comprehensive loss, net of taxes	(15,556)	(908)

Total stockholders’ equity	232,240	233,654

Total liabilities and stockholders’ equity	$3,616,874	$3,354,519

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Flushing Financial Corporation	October 28, 2008 – Page Ten

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,

(Dollars in thousands, except per share data)	2008	2007	2008	2007

Interest and dividend income
Interest and fees on loans	$47,766	$44,839	$142,243	$128,870
Interest and dividends on securities:
Interest	5,916	3,834	15,952	11,580
Dividends	465	165	2,265	371
Other interest income	57	158	533	337

Total interest and dividend income	54,204	48,996	160,993	141,158

Interest expense
Deposits	18,962	20,543	56,950	56,851
Other interest expense	13,112	11,117	39,105	31,596

Total interest expense	32,074	31,660	96,055	88,447

Net interest income	22,130	17,336	64,938	52,711
Provision for loan losses	3,000	—	3,600	—

Net interest income after provision for loan losses	19,130	17,336	61,338	52,711

Non-interest income
Loan fee income	655	702	2,051	2,494
Banking services fee income	394	369	1,232	1,137
Net gain on sale of loans held for sale	102	11	133	269
Net gain (loss) on sale of loans	(84)	106	(15)	224
Other-than-temporary impairment charge on securities	(26,320)	—	(26,320)	—
Net gain on sale of securities	354	—	354	—
Net gain from fair value adjustments	20,555	789	18,614	960
Federal Home Loan Bank of New York stock dividends	729	681	2,464	1,919
Bank owned life insurance	563	442	1,666	1,295
Other income	390	690	3,872	1,886

Total non-interest income	(2,662)	3,790	4,051	10,184

Non-interest expense
Salaries and employee benefits	6,518	5,765	19,799	18,146
Occupancy and equipment	1,708	1,635	4,929	4,868
Professional services	1,446	1,131	4,215	3,522
Data processing	991	861	2,964	2,572
Depreciation and amortization	613	597	1,804	1,794
Other operating expenses	2,339	2,117	7,445	7,006

Total non-interest expense	13,615	12,106	41,156	37,908

Income before income taxes	2,853	9,020	24,233	24,987

Provision for income taxes
Federal	847	2,658	6,942	7,620
State and local	(124)	635	1,511	1,473

Total taxes	723	3,293	8,453	9,093

Net income	$2,130	$5,727	$15,780	$15,894

Basic earnings per share	$0.11	$0.29	$0.79	$0.81
Diluted earnings per share	$0.11	$0.29	$0.78	$0.80
Dividends per share	$0.13	$0.12	$0.39	$0.36

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Flushing Financial Corporation	October 28, 2008 – Page Eleven

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands, Except Per Share Data)
(Unaudited)

	At or for the three months ended September 30,				At or for the nine months ended September 30,

	2008		2007		2008		2007

Per Share Data
Basic earnings per share	$0.11		$0.29		$0.79		$0.81
Diluted earnings per share	$0.11		$0.29		$0.78		$0.80
Average number of shares outstanding for:
Basic earnings per share computation	20,109,629		19,673,754		19,955,380		19,592,265
Diluted earnings per share computation	20,273,444		19,891,397		20,143,810		19,829,250
Book value per share (based on 21,625,709 and 21,263,640 shares outstanding at September 30, 2008 and 2007, respectively)	$10.74		$10.77		$10.74		$10.77

Average Balances
Total loans, net	$2,880,495		$2,598,430		$2,813,099		$2,486,257
Total interest-earning assets	3,409,436		2,929,804		3,311,489		2,817,168
Total assets	3,593,128		3,094,014		3,499,126		2,979,695
Total due to depositors	2,128,843		1,883,700		2,029,124		1,797,640
Total interest-bearing liabilities	3,272,910		2,788,743		3,172,719		2,677,451
Stockholders’ equity	230,183		222,697		232,775		218,426

Performance Ratios (1)
Return on average assets	0.24%		0.74%		0.60%		0.71%
Return on average equity	3.70		10.29		9.04		9.70
Yield on average interest-earning assets	6.36		6.69		6.48		6.68
Cost of average interest-bearing liabilities	3.92		4.54		4.04		4.40
Interest rate spread during period	2.44		2.15		2.44		2.28
Net interest margin	2.60		2.37		2.61		2.49
Non-interest expense to average assets	1.52		1.57		1.57		1.70
Efficiency ratio	62.23		59.53		58.53		61.24
Average interest-earning assets to average interest-bearing liabilities	1.04	X	1.05	X	1.04	X	1.05	X

(1)	Ratios for the three- and nine- month periods ended September 30, 2008 and 2007 are presented on an annualized basis.

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Flushing Financial Corporation	October 28, 2008 – Page Twelve

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands)
(Unaudited)

	At or for the nine months ended September 30, 2008	At or for the year ended December 31, 2007

Selected Financial Ratios and Other Data

Regulatory capital ratios (for Flushing Savings Bank only):
Tangible capital (minimum requirement = 1.5%)	6.87%	7.27%
Leverage and core capital (minimum requirement = 3%)	6.87	7.27
Total risk-based capital (minimum requirement = 8%)	10.87	11.20

Capital ratios:
Average equity to average assets	6.65%	7.19%
Equity to total assets	6.42	6.97

Asset quality:
Non-accrual loans	$17,241	$5,140
Non-performing loans	18,490	5,893
Non-performing assets	20,476	5,893
Net charge-offs	689	424

Asset quality ratios:
Non-performing loans to gross loans	0.64%	0.22%
Non-performing assets to total assets	0.57	0.18
Allowance for loan losses to gross loans	0.33	0.25
Allowance for loan losses to non-performing assets	46.61	112.57
Allowance for loan losses to non-performing loans	51.62	112.57

Full-service customer facilities	14	14

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Flushing Financial Corporation	October 28, 2008 – Page Thirteen

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in Thousands)
(Unaudited)

	For the three months ended September 30,

	2008				2007

	Average Balance	Interest	Yield/ Cost		Average Balance	Interest	Yield/ Cost

Assets
Interest-earning assets:
Mortgage loans, net (1)	$2,785,271	$46,244	6.64%		$2,495,318	$42,795	6.86%
Other loans, net (1)	95,224	1,522	6.39		103,112	2,044	7.93

Total loans, net	2,880,495	47,766	6.63		2,598,430	44,839	6.90

Mortgage-backed securities	420,062	5,487	5.22		275,833	3,414	4.95
Other securities	96,000	894	3.73		42,397	585	5.52

Total securities	516,062	6,381	4.95		318,230	3,999	5.03

Interest-earning deposits and federal funds sold	12,879	57	1.77		13,144	158	4.81

Total interest-earning assets	3,409,436	54,204	6.36		2,929,804	48,996	6.69

Other assets	183,692				164,210

Total assets	$3,593,128				$3,094,014

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$373,105	1,931	2.07		$317,896	2,080	2.62
NOW accounts	173,914	1,147	2.64		60,620	274	1.81
Money market accounts	302,878	2,303	3.04		316,390	3,439	4.35
Certificate of deposit accounts	1,278,946	13,563	4.24		1,188,794	14,728	4.96

Total due to depositors	2,128,843	18,944	3.56		1,883,700	20,521	4.36
Mortgagors’ escrow accounts	31,236	18	0.23		29,491	22	0.30

Total deposits	2,160,079	18,962	3.51		1,913,191	20,543	4.30
Borrowed funds	1,112,831	13,112	4.71		875,552	11,117	5.08

Total interest-bearing liabilities	3,272,910	32,074	3.92		2,788,743	31,660	4.54

Non interest-bearing deposits	69,407				65,017
Other liabilities	20,628				17,557

Total liabilities	3,362,945				2,871,317
Equity	230,183				222,697

Total liabilities and equity	$3,593,128				$3,094,014

Net interest income / net interest rate spread		$22,130	2.44%			$17,336	2.15%

Net interest-earning assets / net interest margin	$136,526		2.60%		$141,061		2.37%

Ratio of interest-earning assets to interest-bearing liabilities			1.04	X			1.05	X

(1)

Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $0.8 million and $0.8 million for the three-month periods ended September 30, 2008 and 2007, respectively.

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Flushing Financial Corporation	October 28, 2008 – Page Fourteen

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in Thousands)
(Unaudited)

	For the nine months ended September 30,

	2008				2007

	Average Balance	Interest	Yield/ Cost		Average Balance	Interest	Yield/ Cost

Assets
Interest-earning assets:
Mortgage loans, net (1)	$2,699,362	$136,498	6.74%		$2,398,690	$123,726	6.88%
Other loans, net (1)	113,737	5,745	6.73		87,567	5,144	7.83

Total loans, net	2,813,099	142,243	6.74		2,486,257	128,870	6.91

Mortgage-backed securities	383,540	14,887	5.18		278,959	10,248	4.90
Other securities	84,364	3,330	5.26		42,537	1,703	5.34

Total securities	467,904	18,217	5.19		321,496	11,951	4.96

Interest-earning deposits and federal funds sold	30,486	533	2.33		9,415	337	4.77

Total interest-earning assets	3,311,489	160,993	6.48		2,817,168	141,158	6.68

Other assets	187,637				162,527

Total assets	$3,499,126				$2,979,695

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$369,422	6,017	2.17		$297,416	5,092	2.28
NOW accounts	120,767	2,247	2.48		55,303	563	1.36
Money market accounts	305,382	7,496	3.27		280,738	8,771	4.17
Certificate of deposit accounts	1,233,553	41,138	4.45		1,164,183	42,365	4.85

Total due to depositors	2,029,124	56,898	3.74		1,797,640	56,791	4.21
Mortgagors’ escrow accounts	34,143	52	0.20		31,873	60	0.25

Total deposits	2,063,267	56,950	3.68		1,829,513	56,851	4.14
Borrowed funds	1,109,452	39,105	4.70		847,938	31,596	4.97

Total interest-bearing liabilities	3,172,719	96,055	4.04		2,677,451	88,447	4.40

Non interest-bearing deposits	73,125				65,425
Other liabilities	20,507				18,393

Total liabilities	3,266,351				2,761,269
Equity	232,775				218,426

Total liabilities and equity	$3,499,126				$2,979,695

Net interest income / net interest rate spread		$64,938	2.44%			$52,711	2.28%

Net interest-earning assets / net interest margin	$138,770		2.61%		$139,717		2.49%

Ratio of interest-earning assets to interest-bearing liabilities			1.04	X			1.05	X

(1)

Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $2.9 million and $2.8 million for the nine-month periods ended September 30, 2008 and 2007, respectively.

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